EXHIBIT 99.1 MIMEDX Announces Restructuring and Cost Reduction Initiative Company Expects to Realize Annualized Savings of Approximately $40 Million MARIETTA, Ga., April 16, 2026 -- MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”) today announced a series of cost reduction initiatives intended to prioritize growth opportunities, streamline operations and significantly reduce operating expenses. As part of these changes, the position of Chief Operating Officer, held by Ricci Whitlow, has been eliminated. “On behalf of the Board and management team, I want to thank Ricci for her innumerable contributions to MIMEDX and her exceptional leadership in helping to build and scale our operations,” stated Joseph H. Capper, MIMEDX Chief Executive Officer. “Ricci joined the Company at a pivotal time in the organization’s history and successfully navigated us through several regulatory audits and product launches, all while helping us scale operations in support of our long-term growth aspirations. We are deeply grateful for Ricci’s commitment to the organization, and we wish her the very best in all future endeavors.” Mr. Capper continued, “This leadership change comes as part of a broader restructuring and cost savings initiative at MIMEDX. Over the last few months, we have conducted a detailed review of our business and supporting corporate structure. While our Surgical business continues to flourish and warrants additional investments, our Wound Care business, along with the broader market, is recovering from the January 1st Medicare reimbursement reduction at a very slow rate.” “As we entered the new year, we kept the organization resourced in the event of a rapid recovery in the Wound market. Based on first quarter market behavior, it is clear the transition is happening at a more sluggish pace, and we must now make the requisite adjustments to our cost structure to ensure the future profitability of the business. As such, we have taken steps to reduce our annual operating expenses across the enterprise by approximately $40 million. We expect a one-time restructuring charge of approximately $4 million during the second quarter of 2026 associated with these changes,” concluded Mr. Capper. The Company plans to provide additional commentary around the first quarter of 2026 operating and financial results and the impact of this reorganization during its quarterly conference call in late April. Forward Looking Statements This press release includes forward-looking statements, including statements regarding our expectations regarding the impact of our cost reduction initiatives and reimbursement changes. Additional forward- looking statements may be identified by words such as "believe," "expect," "may," "plan," “goal,” “outlook,” "potential," "will," "preliminary," and similar expressions, and are based on management's current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set

EXHIBIT 99.1 forth in the forward-looking statements. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement. About MIMEDX MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade and a half of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX provides a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com. Contact: Matt Notarianni Investor Relations 470-304-7291 mnotarianni@mimedx.com